Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Proxy Statement/Prospectus included in the Registration Statement on Form S-4 of Rockville Financial, Inc. of our reports dated March 14, 2013 relating to our audits of the consolidated financial statements and internal control over financial reporting of Rockville Financial, Inc. and subsidiaries, which reports appear in the Annual Report on Form 10-K of Rockville Financial, Inc. for the year ended December 31, 2012. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

December 18, 2013